UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 22, 2009
Thor Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

419 West Pike Street,	45334-0629
Jackson Center, Ohio	(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (937) 596-6849
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On December 22, 2009, Thor Industries, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Marcus Lemonis, Stephen Adams, in his individual capacity, and Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust (the “Trust” and together with each of the foregoing persons, on a joint and several basis, the “Borrowers”), pursuant to which the Company loaned $10 million to the Borrowers (the “Loan”). The Borrowers own approximately 95% of FreedomRoads Holding Company, LLC (“FR Holding”), the indirect parent company of FreedomRoads, LLC (“FreedomRoads”), and pursuant to the terms of the Credit Agreement, the Borrowers agreed to use the proceeds of the Loan solely to provide a loan to one of FR Holding’s subsidiaries which would ultimately be contributed as equity to FreedomRoads to be used for working capital purposes. For fiscal year 2009, Freedom Roads accounted for 15% of the Company’s consolidated recreation vehicle net sales and 11% of the Company’s consolidated net sales among Freedom Roads 47 dealership locations in 26 U.S. states.
     The principal amount of the Loan is payable in full on December 22, 2014 (the “Maturity Date”) and bears interest at a rate of 12% per annum. Interest is payable, at the Borrower’s option, either in cash or in kind on the following dates: March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011, and September 30, 2011. Interest is payable in cash quarterly in arrears from December 31, 2011 through the Maturity Date. The principal amount of the Loan is payable on the following dates in the following amounts: December 31, 2011 — $500,000; December 31, 2012 — $1,000,000; December 31, 2013 — $1,100,000, and December 22, 2014 — $7,400,000. The Credit Agreement also contains customary representations and warranties, affirmative and negative covenants, events of default and acceleration provisions for a loan of this type.
     In connection with the Loan, FR Holding and its subsidiaries (collectively, the “FR Dealers”) and the Company amended their prior agreement pursuant to which the FR Dealers agreed to purchase additional recreation vehicles from the Company and its subsidiaries to provide that the term of this agreement now continues until December 22, 2029 unless earlier terminated in accordance with its terms (the “Exclusivity Agreement Amendment”).
     Also in connection with the Loan, the Credit Agreement, dated January 15, 2009, by and between the Company, Stephen Adams and the Trust was amended to, among other things, provide for a cross default with the Loan and to add certain additional events of default (the “Amendment to the First Loan”).
     In addition, the Credit Agreement, dated January 30, 2009, by and between the Company, Stephen Adams and the Trust was amended to, among other things, extend the maturity date to June 30, 2012, provide for semi-annual payments of principal in the principal amount of $1,000,000 commencing on June 30, 2010, provide for a cross default with the Loan and add certain additional events of default (the “Amendment to the Second Loan”). Interest at 12% per annum will continue to be payable in cash on a quarterly basis. In connection with the Amendment to the First Loan and the Amendment to the Second Loan, the guaranty of the loans made in connection therewith by FR Holding and the pledge by Stephen Adams and the Trust of their respective equity interests of FR Holding were each terminated.
     Copies of the Credit Agreement, the Exclusivity Agreement Amendment, the Amendment to the First Loan and the Amendment to the Second Loan are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Form 8-K and are incorporated herein by reference. The foregoing summaries of the Credit Agreement, the Exclusivity Agreement Amendment, the Amendment to the First Loan and the Amendment to the Second Loan do not purport to be complete and are subject to and qualified in their entirety by reference to the attached agreements.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit Number	Description

10.1
Credit Agreement between the Company and Marcus Lemonis, Stephen Adams, in his individual capacity, and Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust, dated as of December 22, 2009.

10.2	Amendment to Exclusivity Agreement between the Company, FreedomRoads Holding Company, LLC, FreedomRoads, LLC and certain subsidiaries of FreedomRoads, LLC, dated as of December 22, 2009.
10.3
First Amendment to Credit Agreement, dated January 15, 2009, between the Company and Stephen Adams, in his individual capacity, and Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust, dated December 22, 2009.

10.4
First Amendment to Credit Agreement, dated January 30, 2009, between the Company and Stephen Adams, in his individual capacity, and Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust, dated December 22, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.
Date: December 23, 2009	By:	/s/ Peter B. Orthwein
	Name:	Peter B. Orthwein
	Title:	Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1
Credit Agreement between the Company and Marcus Lemonis, Stephen Adams, in his individual capacity, and Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust, dated as of December 22, 2009.

10.2	Amendment to Exclusivity Agreement between the Company, FreedomRoads Holding Company, LLC, FreedomRoads, LLC and certain subsidiaries of FreedomRoads, LLC, dated as of December 22, 2009.
10.3
First Amendment to Credit Agreement, dated January 15, 2009, between the Company and Stephen Adams, in his individual capacity, and Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust, dated December 22, 2009.

10.4
First Amendment to Credit Agreement, dated January 30, 2009, between the Company and Stephen Adams, in his individual capacity, and Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust, dated December 22, 2009.

4